                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                ----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                            (Amendment No. 3)(1)

                                  Gartner Inc.
                               ------------------
                                (Name of Issuer)

                              Class A Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    366651107
                                  -------------
                                 (CUSIP Number)

                                December 31, 2001
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

                  [ ] Rule 13d-1(b)

                  [ ] Rule 13d-1(c)

                  [X] Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
===============================================================================
                        (Continued on following page(s))

                                Page 1 of 7 Pages


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                                                                    SCHEDULE 13G

CUSIP NO. 366651107
-------------------

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. ABOVE PERSON

     IMS Health Incorporated 06-1506026
-----------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                 (a)
                                                 (b)
-----------------------------------------------------------

3.   SEC USE ONLY

-----------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-----------------------------------------------------------
                  5. SOLE VOTING POWER
NUMBER OF                  -0-
SHARES            --------------------------------------------
BENEFICIALLY      6. SHARED VOTING POWER
OWNED BY                   -0-
EACH              --------------------------------------------
REPORTING         7. SOLE DISPOSITIVE POWER
PERSON                     -0-
WITH              --------------------------------------------
                  8. SHARED DISPOSITIVE POWER
                           -0-
                  --------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
     -0-
-----------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES* ( )

-----------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      -0-
-----------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
      CO
-----------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 2 of 7 Pages

                                                                    SCHEDULE 13G

CUSIP NO. 366651107
--------------------

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. ABOVE PERSON

     IMS Health Licensing Associates, L.P.    98-0137321
-----------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                 (a)
                                                 (b)
-----------------------------------------------------------

3.   SEC USE ONLY

-----------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-----------------------------------------------------------

NUMBER OF          5. SOLE VOTING POWER
SHARES                         -0-
BENEFICIALLY      -----------------------------------------
OWNED BY           6. SHARED VOTING POWER
EACH                           -0-
REPORTING          -----------------------------------------
PERSON             7. SOLE DISPOSITIVE POWER
WITH                           -0-
                   -----------------------------------------
                   8. SHARED DISPOSITIVE POWER
                               -0-
                   -----------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
     -0-
-----------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES* ( )
-----------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      -0-
-----------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
      PN
-----------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 3 of 7 Pages

ITEM 1 (a).   NAME OF ISSUER

                  Gartner Inc.
-----------------------------------------------------------
ITEM 1 (b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
                  OFFICES

56 Top Gallant Road, Stamford, Connecticut 06904-2212
-----------------------------------------------------------
ITEM 2 (a).   NAME OF PERSON FILING

     IMS Health Incorporated ("IMS HEALTH") and its subsidiary,
     IMS Health Licensing Associates, L.P. ("IMSHLA")
----------------------------------------------------------
ITEM 2 (b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE

The principal business office of IMS HEALTH is located at 1499 Post Road, Fairfield, Connecticut 06430. The principal business office of IMSHLA is located at Dorfplatz 4, 6330 CHAM Switzerland.

-----------------------------------------------------------
ITEM 2 (c).   CITIZENSHIP

IMS HEALTH is incorporated under the laws of the State of Delaware. IMSHLA is a limited partnership established under the laws of the State of Delaware.

-----------------------------------------------------------
ITEM 2 (d).   TITLE OF CLASS OF SECURITIES

                    Class A Common Stock
-----------------------------------------------------------
ITEM 2 (e). CUSIP NUMBER
                           366651107
-----------------------------------------------------------
ITEM 3.

                         Not Applicable
-----------------------------------------------------------
ITEM 4.  OWNERSHIP

The following information is provided as of December 31, 2001:

(a)      Amount Beneficially Owned:

                 IMS HEALTH - None
                 IMSHLA - None

         (b)  Percent of Class:

                  IMS HEALTH - None
                  IMSHLA - None



                                Page 4 of 7 Pages

         (c)  NUMBER OF SHARES AS TO WHICH IMS HEALTH and IMSHLA HAVE:

                  (i)  sole power to vote or to direct the vote:
                           IMS HEALTH - None
                           IMSHLA - None

                 (ii)  shared power to vote or to direct the vote:
                           IMS HEALTH - None
                           IMSHLA - None

                (iii)  sole power to dispose or to direct the disposition of:
                           IMS HEALTH - None
                           IMSHLA - None

                 (iv)  shared power to dispose or to direct the disposition of:
                           IMS HEALTH - None
                           IMSHLA - None

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of the more than five percent of the class of securities, check the following [X].
------------------------------------------------------------
ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
         ANOTHER PERSON

              Not applicable

------------------------------------------------------------
ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
         WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
         PARENT HOLDING COMPANY

         Not applicable

------------------------------------------------------------
ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
         GROUP

         Not applicable

------------------------------------------------------------
ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable

------------------------------------------------------------
ITEM 10. CERTIFICATION

         Not applicable

------------------------------------------------------------
                                Page 5 of 7 Pages

                                   SIGNATURE
                                   ----------

After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 2002

                                        IMS HEALTH INCORPORATED

                                        By: /s/   Robert H. Steinfeld
                                        ------------------------------
                                        Name:  Robert H. Steinfeld
                                        Title: Senior Vice President,
                                               General Counsel and
                                               Corporate Secretary

                                        IMS HEALTH LICENSING ASSOCIATES, L.P.

                                        By: /s/ PETER ECSHER
                                        -------------------------------
                                        Peter Ecsher, on behalf of
                                        the General Partner,
                                        IMS AG


                                Page 6 of 7 Pages

                                    AGREEMENT

                                                             Fairfield, CT
                                                             February 14, 2002

         IMS Health Incorporated ("IMS HEALTH") and IMS Health Licensing Associates, L.P.("IMSHLA")hereby agree to file a joint Schedule 13G under the Securities Exchange Act of 1934 (the "Act") in connection with their beneficial ownership of common stock issued by Gartner Inc.

         IMS HEALTH and IMSHLA state they are each entitled to individually use
Schedule 13G pursuant to Rule 13d-1 (d) of the Act.

         Each of IMS HEALTH and IMSHLA are responsible for the timely filing of the statement and any amendments thereto and for the completeness and accuracy of the information concerning each of them contained therein, but none is responsible for the completeness or accuracy of the information concerning the other.

                                         IMS HEALTH INCORPORATED


                                         By: /s/   Robert H. Steinfeld
                                         -----------------------------
                                         Name:  Robert H. Steinfeld
                                         Title: Senior Vice President
                                                General Counsel and
                                                Corporate Secretary

                                         IMS HEALTH LICENSING ASSOCIATES, L.P.

                                         By: /s/ PETER ECSHER
                                         -------------------------------
                                         Peter Escher,on behalf of
                                         the General Partner,
                                         IMS AG


                                Page 7 of 7 Pages